Exhibit 99.5

Senior Management Meeting Invitation

Date: April 4

To: Senior Management Team at Hypebeast

Subject: Senior Management Debrief

Dear all,

Today, we announce that we have entered into a deal with Iron Spark, a Special Purpose Acquisition Company (SPAC) which, upon anticipated closing, will enable us to become a publicly-traded company in the US on NASDAQ. We would like to invite the Senior ManagementTeam for a debrief on this topic.

Thank you all for taking the time to join this call.

https://hypebeast.ltd/investors